Exhibit 15.5

CONSENT OF DRA PROJECTS (PTY) LTD

DRA Projects (Pty) Ltd hereby consents to the use of its name, or any quotation from, or summarization of, the technical report summary entitled “Bilboes Gold Project Technical Report Summary”, with an effective date of May 30, 2024 and issued on December 16, 2024, prepared by the undersigned, and included or incorporated by reference in:

(i)

the Annual Report on Form 20-F for the period ended December 31, 2024 of Caledonia Mining Corporation Plc being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto; and

(ii)	the Company’s Form F-3 Registration Statement (File No. 333-281436), and any amendments or supplements thereto.

The undersigned further consents to the filing of the technical report summary as an exhibit thereto.

DRA Projects (Pty) Ltd

Name: Tertius van Niekerk
Title: Senior Vice President: Mining
Date: 15 May, 2025